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                                                                      Exhibit 5


                                February 7, 1997

General Nutrition Companies, Inc.
921 Penn Avenue
Pittsburgh, PA  15222

Gentlemen:

         I am Vice President - Law, Chief Legal Officer and Secretary of General Nutrition Companies, Inc. (the "Company") and as such counsel I am familiar with the corporate proceedings taken in connection with the Company's 1996 Management and Director Stock Purchase plan and Management and Director Stock Option Plan and the option granted pursuant to the Stock Option Agreement.

         As such counsel, I have examined the corporate records of the Company, including its Restated Certificate of Incorporation, By-Laws, minutes of meetings of its Board of Directors and Stockholders and such other documents as I have deemed necessary as a basis for the opinion herein expressed.

         Based upon the foregoing, and having regard for such legal considerations as I deem relevant, I am of the opinion that:

         1. The Company is duly organized and validity existing under the laws of the State of Delaware.

         2. The Company has authorized the issuance of 6,125,000 shares of Common Stock with $.01 par value per share (the "Common Stock").

         3. The outstanding capital stock of the Company has been duly authorized, constitutes validly issued fully-paid and non-assessable shares of capital stock of the Company and no personal liability attaches to any of the shares.

         4. The shares of Common Stock issuable upon the exercise of options duly granted pursuant to the 1996 Management and Director Stock Purchase Plan, the Management and Director Stock Option Plan, and the Stock Option Agreement when issued in accordance with the terms thereof, will be validly issued fully-paid, and non-assessable shares of capital stock of the Company to which no personal liability will attach.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8 and to the reference to me in the caption "Interest of named Experts and Counsel" in the Registration Statement.

                                   Sincerely,

                                   James M. Sander